Exhibit 99.1

Angeion Corporation 350 Oak Grove Parkway St. Paul, MN 55127 USA Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Wendy D. Lynch, Ph.D., Joins Angeion’s Board of Directors

SAINT PAUL, MN (March 5, 2012) — Angeion Corporation (NASDAQ: ANGN) today announced that Wendy D. Lynch, Ph.D., has been appointed to the Company’s Board of Directors, effective March 1, 2012.

Dr. Lynch is currently Co-Director of the Center for Consumer Choice in Health Care at the Altarum Institute. She also currently holds a position as Adjunct Associate Professor at the School of Nursing at Indiana University/Purdue University at Indianapolis and since 2002 has served as President of Lynch Consulting, Ltd, which provides multi-disciplinary consulting focusing on Human Capital Management, Health and Productivity and Program Evaluation.

Dr. Lynch has been making the connection between employee health and business outcomes for almost 20 years. Her career includes roles as faculty at the University of Colorado Health Sciences Center, senior scientist at Health Decisions International, and principal and senior consultant at Mercer Human Resource Consulting.

“Dr. Lynch brings unique healthcare industry knowledge and experience to the Angeion Board of Directors. Her expertise across a broad spectrum of the healthcare industry, in organizational productivity, motivation, management and leadership, will be of significant strategic value to our Board. We look forward to her insight and guidance in the direction and governance of the organization,” said Mark Sheffert, Chairman of the Angeion Board of Directors.

From 2006 through 2010, Dr. Lynch also served as executive director of an education and research foundation called the Health as Human Capital Foundation, a nonprofit, non-partisan think tank providing independent information for policy makers. Dr. Lynch earned her Doctorate Degree in Research and Evaluation Methodology, her Masters Degree in Physical Education – Measurement and Exercise Physiology and her Bachelors Degree, with honors, in Physical Education, from the University of Colorado. Her work experience includes roles as consultant, author and educator. As a consultant, Lynch has applied her skills in research design and evaluation to several pivotal studies in the fields of health management, productivity assessment and human capital management that have resulted in more than 50 published studies and articles. Most recently, she co-authored the books, “Who Survives: How Benefits Costs are Killing Your Company,” and “Aligning Incentives, Information, and Choice: How to Optimize Health and Human Capital Performance.”

The addition of Dr. Lynch to the board brings to seven the number of members comprising the board, five of whom are independent directors under Nasdaq Rules.

(more)

About Angeion Corporation

Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand names. These cardiorespiratory product lines provide solutions for disease detection, integrated care, and wellness across the entire spectrum of health – whether managing chronic illness, promoting fitness, or training for the Olympics. The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities. For more information about Angeion, visit www.angeion.com.

Forward Looking Statements

Press releases and other statements by Angeion may contain forward-looking statements about Angeion’s future financial results and business prospects that by their nature involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “plan,” “will,” “target,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Our actual results may differ materially depending on a variety of factors including: (1) national and worldwide economic and capital market conditions; (2) continuing cost-containment efforts in our hospital, clinic, and office markets; (3) remaining as a qualified provider for large group purchasing organizations, thereby ensuring continued access to our market and efficiently increasing our sales potential to expanded numbers of companies using these buying groups; (4) any changes in the patterns of medical reimbursement that may result from national healthcare reform; (5) our ability to successfully operate our business, including successfully converting our increasing research and development expenditures into new and improved cardiorespiratory diagnostic products and services and selling these products and services under the MedGraphics and New Leaf brand names into existing and new markets; (6) our ability to complete our software development initiatives and migrate our MedGraphics and New Leaf platforms to a next generation technology; (7) our ability to maintain our cost structure at a level that is appropriate to our near to mid-term revenue expectations and that will enable us to increase revenues and profitability as opportunities develop; (8) our ability to achieve constant margins for our products and consistent and predictable operating expenses in light of variable revenues from our clinical research customers; (9) our ability to expand our international revenue through our distribution partners and our Milan, Italy representative branch office; (10) our ability to successfully defend ourselves from product liability claims related to our cardiorespiratory diagnostic products and claims associated with our prior cardiac stimulation products; (11) our ability to defend our existing intellectual property and obtain protection for intellectual property we develop in the future; (12) our ability to develop and maintain an effective system of internal controls and procedures and disclosure controls and procedures; (13) our dependence on third-party vendors; and (14) the ability of new members of our senior management to make a successful transition into their new roles and for all members of senior management to ultimately develop and implement a strategic plan. These and other risk factors that are described from time to time in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K for the year ended October 31, 2011.

Contact:	Gregg O. Lehman, Ph.D.	Joe Dorame, Robert Blum, Joe Diaz
	Angeion Corporation	Lytham Partners, LLC
	Chief Executive Officer and President	(602) 889-9700
	(651) 484-4874	angn@lythampartners.com

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